UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 30, 2014

THL Credit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	814-00789	27-0344947
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

100 Federal Street, 31st Floor, Boston, MA 02110

(Address of principal executive offices)

Registrant’s telephone number, including area code (800) 450-4424

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amendment and Additional Commitments to the Credit Facilities

On April 30, 2014 (the “Closing Date”), THL Credit, Inc. (the “Company”) entered into Amendment No. 5 to its existing Senior Secured Revolving Credit Agreement (the “Revolver Amendment”) and Amendment No. 4 to its existing Senior Secured Term Loan Credit Agreement (the “Term Loan Amendment,” together with the “Revolver Amendment,” the “Amendments”), each with certain lenders party thereto and ING Capital LLC, as administrative agent (the “Administrative Agent”). The Amendments amend certain provisions of the Company’s Senior Secured Revolving Credit Agreement (the “Revolving Credit Facility”) and the Senior Secured Term Loan Credit Agreement (the “Term Loan Facility,” together with the Revolving Credit Facility, each as amended, the “Facilities”).

The Facilities were amended to (i) in the case of the Revolving Credit Facility, to reduce the interest rate to LIBOR (with no minimum) plus 2.50%, to extend the revolving period until May 2017 and to extend the final maturity date until May 2018, (ii) in the case of the Term Loan Facility, to reduce the interest rate to LIBOR (with no minimum) plus 3.25% and to extend the final maturity date until May 2019, (iii) increase the maximum amount of the accordion feature which permits subsequent increases in commitments under the Revolving Facility and/or Term Loan Facility to $600 million and (iv) permit the Administrative Agent to select an independent third party valuation firm to assist the Company in determining valuations of certain of its portfolio assets for purposes of the borrowing/collateral base provisions of the Facilities.

Concurrently with the effectiveness of the Amendments, the Company closed an additional $71.5 million of commitments under its Revolving Credit Facility and an additional $13.5 million of commitments under its Term Loan Facility (which was funded in full on the closing date). As of October 9, 2013, total commitments under the Facilities were $325 million, comprised of $232 million committed to the Revolving Credit Facility and $93 million funded under the Term Loan Facility.

Borrowings under the Facilities are subject to, among other things, a minimum borrowing/collateral base and substantially all of the Company’s assets are pledged as collateral under the Facilities. In addition, the Facilities require the Company to, among other things (i) make representations and warranties regarding the collateral as well the Company’s business and operations, (ii) agree to certain indemnification obligations and (iii) agree to comply with various affirmative and negative covenants. The documentation for each of the Facilities also includes default provisions such as the failure to make timely payments under the Facilities, the occurrence of a change in control and the failure by the Company to materially perform under the operative agreements governing the Facilities, which, if not complied with, could accelerate repayment under the Facilities, thereby materially and adversely affecting the Company’s liquidity, financial condition and results of operations.

The foregoing description of the Revolver Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolver Amendment attached hereto as Exhibit 10.1.

The foregoing description of the Term Loan Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Amendment attached hereto as Exhibit 10.2.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 8.01 Other Events.

On April 30, 2014, the Company issued a press release announcing its entry into the Amendments to the Facilities. A copy of the Company’s press release announcing its entry into the Amendments to the Facilities is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 5 to the Senior Secured Revolving Credit Agreement, dated as of April 30, 2014, by and among the Company as borrower, each of the subsidiary guarantors party thereto, the Lenders party thereto and ING Capital LLC, as Administrative Agent.

10.2	Amendment No. 4 to the Senior Secured Term Loan Credit Agreement dated as of April 30, 2014, by and among the Company as borrower, each of the subsidiary guarantors party thereto, the Lenders party thereto and ING Capital LLC, as Administrative Agent.

99.1	Press release dated April 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2014	THL CREDIT, INC.

	By:	/s/ Terrence W. Olson
Name: Terrence W. Olson Title: Chief Financial Officer, Chief Operating Officer & Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 5 to the Senior Secured Revolving Credit Agreement, dated as of April 30, 2014, by and among the Company as borrower, each of the subsidiary guarantors party thereto, the Lenders party thereto and ING Capital LLC, as Administrative Agent.

10.2	Amendment No. 4 to the Senior Secured Term Loan Credit Agreement dated as of April 30, 2014, by and among the Company as borrower, each of the subsidiary guarantors party thereto, the Lenders party thereto and ING Capital LLC, as Administrative Agent.

99.1	Press release dated April 30, 2014.